Exhibit 10.20

USBI and FUSB

BOARD and COMMITTEE FEES

USBI Fees to Non-Employee Directors Monthly:

Non-Employee Directors	$ 600
Chairperson	$1,350 ($600 + $750)
Attendance Fee	$ 500 Per Meeting Attended

FUSB Board Fees Monthly:

Non-Employee Directors	$400

Committee Fees, Paid Per Meeting Attended:

Non-Employee Directors of All Committees	$250
Chairperson, Audit	$400
Chairperson, Compensation	$400
Chairperson, Nominating, Executive & Corporate Governance	$400
Chairperson, ALC Board	$400

Board Fees for Directors of ALC and FUSB Reinsurance, Inc.:

Non-Employee Directors	$250 Per Meeting Attended

Mileage:

Any non-employee director attending a board, committee, or special meeting outside the county in which he/she resides, will be paid mileage at the Bank’s rate. Any officer or employee will be paid mileage if a company vehicle is not assigned to the respective employee.

Other Expense:

Any non-employee director that may incur expense for travel, customer entertainment or other such bank-related expense shall complete the Bank’s standard reimbursement claim form and submit it to the CEO. If approved by the CEO, the non-employee director will be reimbursed for such bank- related expense according to existing Bank policy.

Any non-employee director attending a training meeting, or similar meeting, will be compensated as attending a committee meeting ($250).